Exhibit 99.1

Contact:	David W. Miles	Derwin A. Wallace
	Chief Financial Officer	Director of Investor Relations
	502-394-2137	502-420-2567

RESCARE ANNOUNCES 2008 EARNINGS GUIDANCE

Confirms Earnings Guidance for 2007

LOUISVILLE, KY (December 19, 2007) — ResCare, Inc. (NASDAQ: RSCR) today provided full-year 2008 guidance of diluted earnings per common share in the range of $1.44 to $1.50 and revenues of $1.55 billion to $1.62 billion.

The 2008 guidance assumes no reimbursement rate changes, an income tax rate of 36.5% and share-based compensation expense of approximately $0.09 per common share.  The Company will issue full financial results for the fourth quarter and year ending December 31, 2007, after the market closes on March 10, 2008, and will discuss its 2008 guidance in more detail during its conference call on March 11, 2008.

2007 Guidance

The Company also confirmed its 2007 guidance of diluted earnings per common share from continuing operations in the range of $1.27 to $1.30.  The 2007 guidance includes share-based compensation expense of approximately $0.13 per common share.

ResCare, with 30+ years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and those with disabilities.  It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels.  Based in Louisville, Kentucky, ResCare and its 42,000 dedicated employees serve daily more than 65,000 people in 37 states, Washington, D.C., Puerto Rico and in a growing number of international locations.  For more information about ResCare, please visit the Company’s website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs.  In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements.  Please refer to the discussion of those factors in the Company’s filed reports.  Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

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